Exhibit 99.1

MOLSON COORS BREWING COMPANY NAMES DOUG TOUGH TO BOARD OF DIRECTORS

DENVER & MONTREAL, Feb 27, 2012 (BUSINESS WIRE) —Molson Coors Brewing Company (NYSE: TAP) today announced that leading consumer goods executive Doug Tough will join its Board of Directors effective immediately. Tough is Chairman and Chief Executive Officer of International Flavors and Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.

“We welcome Doug to our board and look forward to benefitting from his extensive leadership experience in the consumer products space in both developed and emerging markets,” said Andrew Molson, Chairman of Molson Coors Brewing Company. “Doug brings tremendous capabilities in the areas of brand building, innovation and consumer insight, all of which are essential ingredients in our pursuit of becoming a top global brewer.”

Tough assumed the role of Chairman and Chief Executive Officer of IFF in March of 2010 and has served as a member of the Company’s Board of Directors since October 2008. Tough previously served as the Chief Executive Officer and Managing Director of Ansell Limited, a $1.1 billion global leader in healthcare barrier protection.

Prior to joining Ansell, Tough had a 17-year career with Cadbury Schweppes Plc. where he held a variety of positions including President of Cadbury Beverages International from 1992-1996 and President, Africa, India, Middle East and Europe Division from 1996-2000. From 2000-2003, he was President and CEO of Dr Pepper/Seven Up, Inc. Tough began his career with The Procter & Gamble Company in 1974. He holds an MBA from the University of Western Ontario and a bachelor’s degree from the University of Kentucky.

Tough joins the Molson Coors Board of Directors as the company’s ninth independent director following a search to replace Rosalind Brewer, who stepped down as a director in November 2011. The Molson Coors Board of Directors comprises fourteen directors.

About Molson Coors Brewing Company

Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, Blue Moon, and Keystone Light across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; and in the U.K. and Ireland through Molson Coors UK. Molson Coors is listed on the Dow Jones Sustainability Index for North America. For more information on Molson Coors Brewing Company visit the company’s Web site, http://molsoncoors.com.

SOURCE: Molson Coors Brewing Company

Molson Coors Brewing Company
Colin Wheeler, 303-927-2443
colin.wheeler@molsoncoors.com
or
Marie-Hélène Lagacé, 514-598-6966
MarieHelene.lagace@molsoncoors.com